Exhibit 4

Condensed Interim Financial Statements

As at 30 June 2010

www.coebank.org

CEB – Condensed Interim Financial Statements as at 30 June 2010	1

Comments on financial results as at 30 June 2010

During the first six months of 2010, and in an economic situation largely characterized by tensions in the financial markets in the course of the second quarter, the CEB continued to perform its role of an international financial institution with a social vocation, in conformity with its mandate.

In terms of activities, the amounts of projects approved (€ 1.6 billion) and loans disbursed (€ 700 million) are in line with the objectives defined in the new Development Plan for 2010-2014 and showed volumes similar to the ones of the first semester 2009. The stock of projects approved awaiting financing reached € 5.7 billion compared to € 4.9 billion as at end 2009, including 66% in favour of the target countries of Central, Eastern and South Eastern Europe. Outstanding loans remained stable and stood at nearly € 12 billion at 30 June 2010.

The Bank issued debt instruments with more than a year in maturity of a total amount of € 1.6 billion, including a Global benchmark issue of an amount of USD 1 billion on the US market at the beginning of the year. Outstanding debt which supports the Bank’s operations grew from € 17.7 billion at 31 December 2009 to € 20 billion at 30 June 2010. This increase was mainly due to the foreign exchange variation between the USD and the Euro during the period.

The net profit (unaudited) as at 30 June 2010 amounted to € 63.7 million, an increase of 23.7% compared to the same period in 2009. This result is partly due to the recovery of an amount of € 16 million, following a favourable decision for the CEB further to a lawsuit against one of the Bank’s paying agents for non-execution of the paying agent’s contractual obligations.

Members’ equity stood at nearly € 2 billion, whereas own funds (members’ equity plus callable capital) reached € 4.9 billion. Total assets amounted to € 24.5 billion, an increase of 7.8% compared to year-end 2009.

Key figures as at 30 June 2010

(in million euros)

	30/06/2010 *	30/06/2009 *	31/12/2009
Loans disbursed	704	607	1 806
Projects approved	1 550	1 671	2 665
Commitments signed	859	577	2 050
Loans outstanding	11 994	11 870	12 198
Issues	1 551	1 509	2 485
Own funds	4 914	4 777	4 887
(end 2009 after allocation of profit)
Members’ equity	1 980	1 844	1 953
(end 2009 after allocation of profit)
Total assets	24 450	21 644	22 731
Net profit	63,7	51,5	107
* unaudited

CEB – Condensed Interim Financial Statements as at 30 June 2010	2

Balance sheet

As at 30 June 2010 (unaudited) and 31 December 2009 (audited)

In thousand euros
Assets	Notes	30/06/2010	31/12/2009

Cash in hand, balances with central banks		186 820	386 883
Financial assets at fair value through profit or loss		1 511 531	314 346
Hedging derivatives		1 442 411	1 295 361
Available-for-sale financial assets	B	5 910 924	4 965 778
Loans and advances to credit institutions and to customers
Loans	A	12 167 608	12 326 370
Advances	A	1 230 527	1 281 996
Financial assets held to maturity	B	2 014 009	2 123 226
Fixed assets		30 934	31 215
Other assets		4 743	5 405
Total assets		24 499 507	22 730 580

Liabilities
Financial liabilities at fair value through profit or loss		948 994	2 312 949
Hedging derivatives		398 091	372 974
Amounts owed to credit institutions and to customers	C	76 736	67 747
Debt securities in issue	C	19 895 201	17 680 780
Other liabilities		1 041 565	188 047
Selective Trust Account (STA)		79 986	75 420
Provisions		78 447	73 891
Total liabilities		22 519 020	20 771 808

Capital	D
Subscribed		3 303 450	3 303 450
Uncalled		(2 933 712)	(2 933 712)
Called		369 738	369 738
General reserve		1 686 636	1 585 587
Gains or losses recognised directly in equity		(139 633)	(103 602)
Net profit for the period		63 746	107 049
Total equity		1 980 487	1 958 772

Total liabilities and equity		24 499 507	22 730 580

CEB – Condensed Interim Financial Statements as at 30 June 2010	3

Income statement

For the six months ended 30 June 2010 (unaudited) and 30 June 2009 (unaudited)

In thousand euros
	Notes	30/06/2010	30/06/2009

Interest and similar income
Available-for-sale financial assets		13 224	33 803
Loans and advances to credit institutions and to customers (*)		60 617	179 865
Financial assets held to maturity		46 483	44 282
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(2 582)	(3 751)
Debt securities in issue		(47 076)	(183 812)
Other interest expenses and similar charges		(2 248)	(1 688)
Interest margin	E	68 418	68 699
Net gains or losses from financial instruments at fair value through profit or loss (*)		(2 621)	(1 194)
Commissions and other net expenses		(1 206)	(607)
Net banking income		64 591	66 898

General operating expenses		(15 976)	(14 526)
Net depreciation and amortisation charges of fixed assets		(855)	(843)
Gross operating income		47 760	51 529
Cost of risk		15 986	3
Net profit		63 746	51 532

(*) The net interest related to foreign exchange swaps is recorded under Interest margin since 1 January 2009. This classification allows isolating the impact of the fair value of financial instruments, excluding accrued interest, under the heading “Net gains or losses from financial instruments at fair value through profit or loss” and has no impact on the amount of the “Net banking income”. Pro-forma reclassification was performed on 30 June 2009 (€ 857 thousand) between the headings “Net gains or losses from financial instruments at fair value through profit or loss” and “Loans and advances to credit institutions and to customers”.

CEB – Condensed Interim Financial Statements as at 30 June 2010	4

Statement of comprehensive income

For the six months ended 30 June 2010 (unaudited) and 30 June 2009 (unaudited)

In thousand euros

	30/06/2010	30/06/2009
Net profit	63 746	51 532

Changes in value of available-for-sale financial assets	(49 621)	7 096
Changes in value of available-for-sale financial assets, recognised in the income statement for the six months	13 590	354
Changes in value of assets and liabilities recognised directly in equity	(36 031)	7 450
Total	27 715	58 982

Statement of changes in equity

For the six months ended 30 June 2010 (unaudited) and 30 June 2009 (unaudited)

In thousand euros
	Called capital	Reserves and result	Gains or losses of available-for-sale financial assets recognised directly in equity	Total equity
Equity as at 31 December 2008	369 738	1 585 587	(170 596)	1 784 729
Profit for the six months ended 30 June 2009		51 532		51 532
Changes in value of assets and liabilities			7 450	7 450
recognised directly in equity
Equity as at 30 June 2009	369 738	1 637 119	(163 146)	1 843 711

Equity as at 31 December 2009	369 738	1 692 636	(103 602)	1 958 772
Appropriation of profit for the 2009 financial year		(6 000)		(6 000)
Profit for the six months ended 30 June 2010		63 746		63 746
Changes in value of assets and liabilities			(36 031)	(36 031)
recognised directly in equity
Equity as at 30 June 2010	369 738	1 750 382	(139 633)	1 980 487

CEB – Condensed Interim Financial Statements as at 30 June 2010	5

Statement of cash flows

For the six months ended 30 June 2010 (unaudited) and 30 June 2009 (unaudited)

In thousand euros
Six months ended 30 June		Notes	30/06/2010	30/06/2009

Profit for the six months			63 746	51 532
+/-	Net depreciation charges of tangible and intangible fixed assets		855	843
+/-	Net provision charges		(15 986)	(3)
+/-	Net loss/net profit from investing operations		15 942	1 409
+/-	Other movements		18 593	(823)
	Total of non-monetary items included in the result		19 404	1 426

+/-	Cash flows related to operations with credit institutions and customers		304 101	505 891
+/-	Cash flows related to other operations affecting financial assets or liabilities		(1 158 899)	(736 153)
+/-	Cash flows related to operations affecting non-financial assets or liabilities		856 309	(139 111)
	Net decrease /(increase) of assets and liabilities resulting from operating activities		1 511	(369 373)
	Total net cash flows from operating activities (a)		84 661	(316 415)

+/-	Cash flows related to financial assets held to maturity		98 316	49 985
+/-	Cash flows related to tangible and intangible fixed assets		(574)	(534)
	Total net cash flows from investing operations (b)		97 742	49 451

+/-	Cash flows from/to Member States		7 787	2 199
+/-	Net cash flows from financing operations		(456 503)	1 043 486
	Total net cash flows from financing operations (c)		(448 716)	1 045 685

	Effects of changes in foreign exchange rates on cash and cash equivalents (d)		1 879	(218)

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)		(264 434)	778 503

Cash and cash equivalents as at 1 January			1 668 517	2 166 256
	Cash in hand, balances with central banks		386 883	194 275
	Loans repayable on demand and term deposits with credit institutions	A	1 281 634	1 971 981

Cash and cash equivalents as at 30 June			1 404 083	2 944 759
	Cash in hand, balances with central banks		186 820	193 556
	Loans repayable on demand and term deposits with credit institutions		1 217 263	2 751 203
	Changes in cash and cash equivalents		(264 434)	778 503

Financing activities consist of cash flows arising from debt securities in issue.

CEB – Condensed Interim Financial Statements as at 30 June 2010	6

Notes to the financial statements

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with resolution 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

—	Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs, improving living conditions in urban and rural areas.

—	Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

—	Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

CEB – Condensed Interim Financial Statements as at 30 June 2010	7

Summary of accounting policies applied by the Bank

The International Financial Reporting Standards (IFRS) have been applied to the Bank’s financial statements since 1 January 2005 (date of first application), in conformity with the recommendations of IFRS 1, “First-time adoption of International Financial Reporting Standards” and in keeping with the other standards of the IFRS, taking into account the version and the interpretations of the standards as adopted by the European Union (*). These standards exclude several provisions of IAS 39 as approved by the IASB regarding hedge accounting.

The content of this publication is in compliance with IAS 34 concerning interim financial information, which allows for the publication of condensed half-year financial statements as well as selected notes to the financial statements.

The entry into force of the other standards with mandatory application after 1 January 2010 had no impact on the condensed financial statements for the six months ended 30 June 2010.

The CEB did not apply in advance the new standards, amendments or interpretations adopted by the European Union since their application was still optional in 2010.

The half-year financial statements are unaudited.

This interim financial information is to be read together with the financial statements prepared for the year ended 31 December 2009 (available on the Bank’s website www.coebank.org).

The reported half-year profits do not necessarily reflect full-year profits.

Ratios

Within the context of its project financing activities and treasury management, the CEB is exposed to four main types of risks: credit risk, market risk, liquidity risk and operational risk.

Prudential ratios	30/06/2010	30/06/2009	31/12/2009
Capital adequacy ratio	21.7%	17.0%	20.3%
Risk asset coverage ratio	50.2%	34.9%	40.5%
Indebtedness ratio	3.66	3.72	3.80
Portfolio ratio	1.90	1.71	1.79
Strenghtened liquidity ratio	75.2%	79.5%	102.2%
Other ratio
Cost-to-income ratio (1)	26.1%	23.0%	22.3%

(1)	The Cost-to-income ratio equals general operating expenses (including net depreciation and amortisation charges of fixed assets) divided by net banking income.

(*)	A complete reference guide of standards adopted within the European Union is available on the European Commission website: http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

CEB – Condensed Interim Financial Statements as at 30 June 2010	8

Notes to the financial statements

Note A – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers and deposits to credit institutions.

In thousand euros

Breakdown of loans by category of borrower	30/06/2010	31/12/2009
Loans to credit institutions
Loans	7 334 862	7 551 171
Interest receivable	12 194	11 758
Unpaid receivables	228	221
Depreciation on loans to credit institutions	(1 830)	(1 822)
Sub-total	7 345 455	7 561 328
Loans to customers
Loans	4 659 641	4 647 132
Interest receivable	25 937	26 354
Sub-total	4 685 579	4 673 486
Value adjustment of loans hedged by derivatives	136 574	91 556
Total loans	12 167 608	12 326 370
Other loans and advances
Advances repayable on demand	4 666	11 634
Advances with agreed maturity dates or periods of notice	1 225 746	1 270 000
Sub-total	1 230 412	1 281 634
Interest receivable	115	362
Total other loans and advances	1 230 527	1 281 996

CEB – Condensed Interim Financial Statements as at 30 June 2010	9

Breakdown of outstanding loans by borrower country as at 30 June 2010 and 31 December 2009:

			In thousand euros

Breakdown of outstanding loans	30/06/2010%		31/12/2009%
by borrower country

Spain	1 338 753	11.16	1 605 783	13.16
Italy	1 130 000	9.42	1 157 932	9.49
France	1 105 004	9.21	1 264 185	10.36
Hungary	1 052 616	8.78	1 083 812	8.88
Poland	1 003 345	8.37	955 900	7.84
Germany	802 990	6.69	660 856	5.42
Turkey	703 174	5.86	647 747	5.31
Finland	677 375	5.65	707 875	5.80
Romania	639 981	5.34	632 513	5.19
Cyprus	597 640	4.98	560 152	4.59
Portugal	404 536	3.37	431 098	3.53
Greece	328 822	2.74	343 485	2.82
Denmark	298 333	2.49	303 333	2.49
Croatia	252 074	2.10	256 536	2.10
Sweden	230 859	1.92	227 276	1.86
Iceland	212 974	1.78	196 482	1.61
Latvia	188 145	1.57	187 213	1.53
Slovenia	163 001	1.36	113 373	0.93
Norway	126 500	1.05	126 500	1.04
Ireland	114 503	0.95	116 554	0.96
Belgium	90 912	0.76	93 332	0.77
Bosnia and Herzegovina	88 782	0.74	94 352	0.78
Malta	80 800	0.67	88 350	0.72
Bulgaria	77 324	0.64	75 442	0.62
Albania	70 356	0.59	54 842	0.45
Serbia	56 899	0.47	57 993	0.48
Lithuania	54 891	0.46	56 211	0.46
“the former Yugoslav Republic of Macedonia”	33 481	0.28	34 209	0.28
Czech Republic	27 133	0.23	28 042	0.23
Slovak Republic	25 623	0.21	22 889	0.19
Moldova	9 313	0.08	9 013	0.07
Estonia	7 435	0.06	3 745	0.03
San Marino	930	0.01	1 278	0.01
Total	11 994 504	100.00	12 198 303	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2010	10

Breakdown of loan disbursements by borrower country for the six months ended 30 June 2010 and 30 June 2009:

In thousand euros

Breakdown of disbursements by borrower country	30/06/2010%		30/06/2009%

Germany	212 500	30.20	30 000	4.94
Spain	85 000	12.08	27 332	4.50
Poland	70 662	10.04	121 989	20.10
Turkey	58 520	8.32	28 688	4.73
Slovenia	54 000	7.68	10 000	1.65
France	50 000	7.11
Finland	50 000	7.11
Cyprus	44 810	6.37	60 150	9.91
Portugal	25 000	3.55	25 000	4.12
Italy	20 000	2.84	1 100	0.18
Albania	15 074	2.14	7 738	1.28
Bulgaria	7 500	1.07
Estonia	5 000	0.71
Slovak Republic	4 126	0.59
Bosnia and Herzegovina	1 085	0.15	1 584	0.26
Moldova	300	0.04	1 960	0.32
Hungary			108 087	17.81
Romania			65 770	10.84
Croatia			50 520	8.33
Iceland			36 928	6.09
Latvia			25 000	4.12
“the former Yugoslav Republic of Macedonia”			5 000	0.82
Total	703 577	100.00	606 846	100.00

CEB – Condensed Interim Financial Statements as at 30 June 2010	11

Note B – Securities portfolio

In thousand euros

30/06/2010	31/12/2009

	Balance sheet value (*)	Gains or losses recognised directly in equity	Balance sheet value (*)	Gains or losses recognised directly in equity
Available-for-sale financial assets
Treasury bills and similar securities	489 187		189 110
Debt securities and other fixed income securities	5 420 844	(140 000)	4 775 794	(103 950)
Shares and other variable-yield securities	893	367	874	348
Total available-for-sale financial assets	5 910 924	(139 633)	4 965 778	(103 602)

Financial assets held to maturity
Treasury bills and similar securities	988 678		988 243
Debt securities and other fixed income securities	1 025 331		1 134 983
Total financial assets held to maturity	2 014 009		2 123 226

Total securities portfolio	7 924 933	(139 633)	7 089 004	(103 602)

(*) Including accrued interest and value adjustment of securities hedged by derivatives

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories was given as a guarantee in 2010 and 2009.

Note C - Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	30/06/2010	31/12/2009

Amounts owed to credit institutions and to customers
Interest-bearing accounts	63 559	67 747
of which, European Community	57 300	64 161
Borrowings and term deposits	13 149
Interest payable	28
Total amounts owed to credit institutions and to customers	76 736	67 747

Debt securities in issue
Bonds	18 558 143	16 547 393
Interest payable	361 598	478 531
Value adjustment of debt securities in issue hedged by derivatives	975 460	654 856
Total debt securities in issue	19 895 201	17 680 780

CEB – Condensed Interim Financial Statements as at 30 June 2010	12

Note D – Capital

The capital consists of participating certificates of €1 000 each. Each participating certificate represents one vote. All Member States of the Council of Europe or other states, upon authorization by the Governing Board, may subscribe to the capital. This subscription is effective upon acceptance of the Articles of Agreement.

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital

Germany	549 692	489 000	60 692
France	549 692	489 000	60 692
Italy	549 692	489 000	60 692
Spain	358 504	318 922	39 582
Turkey	233 077	207 344	25 733
Netherlands	119 338	106 161	13 177
Belgium	98 634	87 746	10 888
Greece	98 634	87 746	10 888
Portugal	83 538	74 315	9 223
Sweden	83 538	74 315	9 223
Poland	76 988	68 488	8 500
Switzerland	53 824	43 229	10 595
Denmark	53 823	47 879	5 944
Norway	41 889	37 264	4 625
Finland	41 889	37 264	4 625
Bulgaria	37 491	33 352	4 139
Romania	35 963	31 993	3 970
Ireland	28 998	25 797	3 201
Hungary	26 884	23 916	2 968
Czech Republic	25 833	22 981	2 852
Luxembourg	20 849	18 547	2 302
Serbia	15 511	13 799	1 712
Croatia	12 831	11 414	1 417
Cyprus	11 934	10 617	1 317
Slovak Republic	11 380	10 123	1 257
Albania	8 034	7 147	887
Latvia	7 688	6 840	848
Estonia	7 637	6 794	843
”the former Yugoslav Republic of Macedonia”	7 637	6 794	843
Lithuania	7 556	6 722	834
Slovenia	7 380	6 565	815
Iceland	6 089	5 417	672
Malta	6 089	5 417	672
Georgia	5 928	5 274	654
Bosnia and Herzegovina	5 816	5 174	642
Montenegro	3 952	3 516	436
Moldova	3 294	2 930	364
San Marino	2 921	2 478	443
Liechtenstein	2 921	2 374	547
Holy See	82	58	24
Total at 30 June 2010	3 303 450	2 933 712	369 738
Total at 31 December 2009	3 303 450	2 933 712	369 738

CEB – Condensed Interim Financial Statements as at 30 June 2010	13

Note E – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss”.

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide the risk coverage.

In thousand euros

	30/06/2010	30/06/2009

Available-for-sale financial assets
Securities transactions	21 665	40 265
Hedging derivatives	(8 441)	(6 462)
Sub-total	13 224	33 803

Loans and advances to credit institutions and to customers
Loans	106 808	186 936
Other loans and advances (*)	1 995	21 630
Hedging derivatives	(48 186)	(28 701)
Sub-total	60 617	179 865

Financial assets held to maturity
Securities transactions	46 483	44 282
Sub-total	46 483	44 282

Amounts owed to credit institutions and to customers
Issues	(2 517)	(15)
Interest-bearing accounts	(65)	(3 736)
Sub-total	(2 582)	(3 751)

Debt securities
Debt securities in issue	(410 838)	(374 103)
Hedging derivatives	363 762	190 291
Sub-total	(47 076)	(183 812)
Other interest expenses and similar charges	(2 248)	(1 688)
Interest margin	68 418	68 699

(*) The net interest related to foreign exchange swaps is recorded under Interest margin since 1 January 2009. This classification allows isolating the impact of the fair value of financial instruments, excluding accrued interest, under the heading “Net gains or losses from financial instruments at fair value through profit or loss” and has no impact on the amount of the “Net banking income”. Pro-forma reclassification was performed on 30 June 2009 (€ 857 thousand) between the headings “Net gains or losses from financial instruments at fair value through profit or loss” and “Loans and advances to credit institutions and to customers”.

CEB – Condensed Interim Financial Statements as at 30 June 2010	14